Exhibit 10.4

                                 KELLOGG COMPANY
                            Non-Qualified Stock Award

Kellogg Company (the "Company"), pursuant to action of the Compensation Committee of its Board of Directors, hereby awards to you the right and option to purchase from the Company all or any part of the number of shares of the Common Stock of the Company, (par value $.25 per share) shown below, at the option price per share shown below, in accordance with and subject to the terms, conditions and provisions of the plan named below (the "Plan") and the attached Kellogg Company 2003 Long Term Incentive Plan Option Terms and Conditions (the "Terms and Conditions document"). The Terms and Conditions document and this Non-Qualified Stock Option Award collectively constitute the Option.

               Plan: Kellogg Company 2003 Long Term Incentive Plan

                                      Name:

                                Number of Shares:

                                   Award Date:

                                 Stock Price: $



                  Please retain this document for your records

If you are a new participant in the plan, you will receive additional materials from Merrill Lynch, the plan administrator, at a later date which provide more details on the Stock Program. The Terms and Conditions document that relates to this Stock Option Award, is part of, and must be attached to, this Stock Option Award - see your manager if it is not.

                                 Kellogg Company
                          2003 Long Term Incentive Plan
                           OPTION TERMS AND CONDITIONS
                                FOR SR EXECUTIVES



1. Kellogg Company (the "Company") awards to you and you accept an option to purchase the number of shares of the Company's Common Stock ($0.25 par value) (the "Common Stock") at the option price per share on the date of award described in the Non-Qualified Stock Option Award (the "Award Date") and distributed to you with this Terms and Conditions document (such document, together with the Non-qualified Stock Option Award, being the "Option").

2. This Option is not a tandem grant nor an Incentive Stock Option under the provisions of the U.S. Internal Revenue Code and, notwithstanding any other provision of this Option or the Kellogg Company 2003 Long Term Incentive Plan (the "Plan"), it must be exercised prior to the expiration of ten (10) years from the Award Date (the "Expiration Date"). This Option vests and becomes exercisable in equal installments over two (2) years: 50% on the first anniversary date of the grant and the remaining 50% on the second anniversary date of the grant. It is your responsibility to exercise this Option prior to its Expiration Date, just as is the case with any other employee stock option. The Company has no obligation to notify or contact you prior to the Expiration Date of this Option, or any other option.

3. This Option fully vests if your employment terminates because of death, Disability (as defined in the Plan) or Retirement (as defined in the Plan). If your employment terminates because of death, the legal representative of your estate or your beneficiary, if so designated, may exercise this Option before the first to occur of the Expiration Date and the day after the first anniversary of your death. If your employment terminates because of Disability or Retirement, you may exercise this Option before the first to occur of the Expiration Date and the day after the fifth anniversary of your termination of employment due to Disability or Retirement.

4. If the Company terminates your employment for cause or if you voluntarily terminate employment, vesting stops as of the date of your termination of employment and any vested portion of this Option must be exercised by you prior to such termination date (or the Expiration Date, if earlier).

5. If the Company terminates your employment without cause, vesting stops as of your date of termination of employment and any vested portion of this Option must be exercised by you before the first to occur of the Expiration Date and the date that is three months and one day following the date of your termination of employment.

6. In the event of a Change of Control, as defined in the Plan, this Option becomes fully exercisable and vested as of the date of such Change of Control.

7. This Option may be exercised, in whole or in part during the term, by contacting Merrill Lynch at 1- 866-866-4050 or 1-609-818-8669 (outside of the U.S., Canada, or Puerto Rico), or the Merrill Lynch Grand Rapids Office at 1-877-884-4371 or 1-616-774-4252 (outside of the U.S., Canada, or Puerto
     Rico). The Option may be exercised by paying the exercise price in cash or surrendering (or attesting to) shares of Common Stock duly owned by you as provided in the Plan, based on the Fair Market Value (as provided in the Plan) or via a buy/sell exercise with Merrill Lynch.

8. The Company shall have the right to deduct or otherwise require any payment by you of any Federal, state, local or foreign taxes required by law to be withheld. The Company has the right to deduct or require this payment prior to, and as a condition precedent to, issuing or delivering any shares of Common Stock, to you pursuant to this Option. Subject to any terms and conditions which the Committee (as defined in the Plan) may impose, the minimum required withholding obligation may be satisfied by reducing the number of shares of Common Stock otherwise deliverable pursuant to this Option.

9. [You will not receive any accelerated ownership feature or "reload" options when this Option is exercised or any tax withholding is paid using shares of Common Stock or otherwise.][In the event this Option is exercised and the Option Price and tax withholding in whole or in part is paid by surrendering shares of Common Stock, you may, to the extent permitted by the Compensation Committee, receive an accelerated ownership feature ("AOF") option to purchase a number of shares of Common Stock equal to the number of shares delivered to pay the Option Price and delivered or withheld for tax withholding obligations. Such AOF would be exercisable for a term, ending on the same date as this Option and the Option price of the AOF will be the Fair Market Value on the date the AOF is awarded. AOFs may be awarded, to the extent permitted by the Compensation Committee, and only if (1) you are an active employee or an employee on a leave of absence, (2) no other AOF has been awarded to you within the period prescribed by the Compensation Committee and (3) you comply with any other requirements prescribed by the Compensation Committee or the Plan.]

10. This Option shall be construed according to the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict laws) to the extent not superseded by Federal U.S. law.

11. If you exercise any portion of this Option and voluntarily leave employment of the Company or any of its subsidiaries within one (1) year after such exercise to work for a direct competitor of the Company or any of its subsidiaries, then the gain on exercise represented by the mean market price of the Common Stock on the date of exercise over the exercise price, multiplied by the number of shares purchased, less any tax withholding or tax obligations ("Option Gain"), without regard to any subsequent market price decrease or increase, shall be immediately due and payable by you without notice, to the Company.

12. If at any time during the term of the Option, you engage in any activity in competition with any activity of the Company or any of its subsidiaries, or contrary or harmful to the interest of the Company or any of its subsidiaries including, but not limited to: (i) conduct related to employment for which either criminal or civil penalties against you may be sought: (ii) violation of Company (or any subsidiary's) policies, including, without limitation, the Company's insider trading policy; (iii) accepting employment with or serving as a consultant, advisor, or in any other capacity to an entity or person that is in competition with or acting against the interests of the Company or any of its subsidiaries, including employing or recruiting any present, former, or future employee of the Company or any of its subsidiaries; (iv) disclosing or misusing any confidential information or material concerning the Company or any of its subsidiaries; or (v) participating in a hostile takeover attempt, then this Option shall terminate immediately without notice effective the date on which you perform such activity, unless terminated sooner by operation of another term or condition of this Option or the Plan.

13. Any amounts the Company or any subsidiary owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as, any other amounts owed to you by the Company or any subsidiary) may be offset, to the extent of the amounts you owe the Company under paragraphs 11 and 12 above. Whether or not the Company elects to make any set-off for the full amount owed, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company. You may be released from obligations under this paragraph only if the Compensation Committee of the Board of Directors of the Company (the "Committee") (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of the Company.

14. This Option shall be personal to you and not be assignable or transferable by you except as otherwise specifically provided in this document or the Plan

15. In the event of any conflict between the Plan and this Option, the provisions of the Plan shall control and this Option shall be deemed modified accordingly.

16. The Plan and this Option shall be administered and interpreted by the Committee, as provided in the Plan. Any decision, interpretation or other action made or taken in good faith by the Committee, arising out of or in connection with the Plan shall be final, binding and conclusive on the Company and all employees and their respective heirs, executors, administrators, successors and assigns. Determinations by the Committee, including without limitation determinations of employee eligibility, the form, amount and timing of awards, the terms and provisions of awards, and the agreements evidencing awards, need not be uniform and may be made selectively among eligible employees who receive or are eligible to receive awards, hereunder, whether or not such eligible employees are similarly situated. The Committee may amend this Option to the extent provided in the Plan or this Option.

17. You agree and understand that applicable securities laws and stock option exchange rules may restrict your right to exercise this Option or to dispose of any shares which you may acquire upon any such exercise and may govern the manner in which such shares must be sold. You acknowledge receipt of a copy of the prospectus (including all supplements and amendments thereto) most recently issued by the Company under the Securities Act of 1933, as amended relating to the Plan. The prospectus consists of a Statement of General Information and a Statement of Availability of Information. You also acknowledge that you have no right to receive any future option grants.

18. This document does not confer on you any right to continue in the employ of the Company or any subsidiary, nor does it interfere with the Company's or any subsidiary's right to terminate your employment or alter other duties at any time. This Option will not be deemed to be compensation for purposes of computing benefits under any retirement plan of the Company or any of its subsidiaries or affiliates, nor will it affect benefits under any other benefit plan, including any benefit plan under which the availability or amount of benefits is related to compensation.

19. In the event the Company is required to or elects to expense the cost of Stock Options, the Committee shall have the ability to substitute, without receiving your permission, Stock Appreciation Rights to be paid only in shares of Common Stock for any or all outstanding Stock Options on a one-for-one basis; so long as the term of the substituted Stock Appreciation Rights is the same as the term of the Stock Options and the exercise price of the Stock Appreciation Rights is the same as the exercise price of the Stock Options. If this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

20. You can transfer this Option to (a) members of your immediate family (spouse, children, stepchildren, grandchildren); (b) a trust of the benefit of such family members; (c) a partnership whose only partners are such family members; and (d) pursuant to decrees of domestic relations orders from tribunals or agencies of competent jurisdiction authorized by laws in the state to provide such orders. The Company shall not be obligated to provide any family member notices regarding this Option, including, but not limited to, early termination of this Option due to termination of the transferor's employment. Consideration cannot be paid for the transfer of this Option. All terms and conditions applicable to this Option prior to its transfer shall remain in place. Subsequent transfers by the transferee are not permitted except by the laws of descent and distribution, and by will.

     12/15/2003